Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 33-54783, 33-54789, 33-61471, and 33-61473 on Form S-8 of our report dated April 29, 2005, (which expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement of the fiscal 2003 and 2002 consolidated financial statements as discussed in Note 16), relating to the financial statements and financial statement schedule of Gottschalks Inc., appearing in and incorporated by reference in this Annual Report on Form 10-K of Gottschalks, Inc. for the year ended January 29, 2005.

/s/ Deloitte & Touche LLP

Fresno, California
April 29, 2005